SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): January 16, 1996


                                    Citicorp

               (Exact name of registrant as specified in charter)


         Delaware                     1-5738                    13-2614988
(State or other jurisdiction                                  (IRS Employer
    of incorporation)         (Commission File Number)    Identification Number)




  399 Park Avenue, New York, New York                              10043
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number,
including area code:                                           (212) 559-1000


                                 Not Applicable
         (Former name or former address, if changed since last report)

PAGE 1 - Citicorp 1995 results







Item 5. Other Events


CITICORP REPORTS 1995 EARNINGS AT RECORD LEVELS,
WITH PRETAX RESULTS UP 21% AND RETURN ON EQUITY AT 18%



         On January 16, 1996 Citicorp announced 1995 record pretax earnings of $5.6 billion, an increase of 21% from 1994.

         Net income of $3.464 billion, although also a record, was virtually flat with last year's $3.366 billion -- the effective tax rate in 1995 was 38%, compared with the unusually low 26% in 1994. Per share results were $6.48 in 1995, up from $6.29. Return on total equity was 18%, down from 21%, reflecting higher equity levels. Total capital rose to $27.7 billion, up from $26.1 billion. Reserves were built by $0.3 billion to $5.4 billion.

         John S. Reed, Chairman, said: "Our 1995 results continue to be outstanding. Our global consumer business celebrated its 20th anniversary with earnings of $2 billion, up 11% from 1994. Our banking business -- focused in the emerging markets and on a key set of global customers -- earned $1.6 billion, up 15% from 1994.

         "1995 was also the last year of our 1993-1995 effort to rebuild the company's balance sheet -- we were about three quarters of a year ahead of plan. Having significantly improved our portfolios, capital position, reserves, and ratings in the first part of the year, we were able to use over $1.5 billion of 'free capital' to repurchase 23.1 million shares of our stock. As the company enters 1996, it is focused on its global consumer and banking franchises and on continuing to deliver superior results."

                                     1995        1994   Change
($ in Millions, except per share)
Pretax Earnings                    $5,585      $4,611       21%
Net Income                          3,464       3,366        3
  Core Businesses                   3,588       3,172       13
Earnings Per Share (Fully Diluted)  $6.48       $6.29        3
Return on Total Equity                 18%         21%

PAGE 2 - Citicorp 1995 results



         Revenue increased $1,927 million and operating expense increased $960 million, a 2:1 ratio in keeping with Citicorp's revenue/expense goal. Revenue was up 11% (9% excluding the effect of foreign currency translation) from 1994, primarily reflecting increases in the global consumer business, trading- related revenue and banking activities in the emerging markets. Operating expense was up 9% (an on-target 7% excluding the effect of foreign currency translation). As a result, the operating margin increased by $1 billion, or 13%.

         The 1995 net credit loss ratio of 1.99% for managed consumer portfolios was lower than in recent years, although it bottomed out in the 1995 first quarter. Consumer credit costs of $2.473 billion were up 6%, reflecting an expanded volume of card assets (which rose 18.0%) and new customers, as well as losses in the consumer portfolios in Argentina and Mexico. Commercial credit costs in the banking business remained low at $20 million in 1995; in the prior year there was a net recovery of $116 million. North America Commercial Real Estate credit costs declined $305 million to $52 million.


FOURTH QUARTER NET INCOME OF $905 MILLION ($1.72 PER SHARE); PRETAX EARNINGS ROSE 17% TO A RECORD $1.4 BILLION


                          1995     1994             1995
                       4th Qtr  4th Qtr  Change  3rd Qtr  Change
                       -------  -------  ------  -------  ------
($ in Millions,
  except per share)
Pretax Earnings         $1,440   $1,231      17%  $1,388       4%
Net Income                 905    1,042     (13)     877       3
  Core Businesses          936      891       5      873       7
EPS (Fully Diluted)      $1.72    $1.95     (12)   $1.62       6
Return on Total Equity      19%      24%              18%

         Revenue in the fourth quarter was up 6% to a record $5 billion and expenses were up 5% from the fourth quarter of 1994, resulting in an operating margin less credit costs of $1.5 billion. Pretax earnings of $1.4 billion were up 17% from the previous-year quarter.

         Net income of $905 million was down $137 million from the 1994 fourth quarter, reflecting lower taxes in the 1994 quarter, when $285 million of tax benefits were recognized. Net income improved 3% compared to the 1995 third quarter.

PAGE 3 - Citicorp 1995 results


                            Global Consumer Business
                            ------------------------

20 YEARS AND A RECORD $2 BILLION OF EARNINGS


Full Year                       1995        1994    Change
                                ----        ----    ------

($ in Millions)
Adjusted Revenue             $12,272     $11,331         8%
Operating Expense              6,700       6,192         8
Operating Margin               5,572       5,139         8
Credit Costs                   2,473       2,338         6
Pretax Earnings                2,899       2,601        11
Net Income                     1,981       1,778        11
Return on Assets                1.65%       1.68%

Fourth Quarter                  1995        1994    Change
                                ----        ----    ------

($ in Millions)
Adjusted Revenue              $3,195      $2,955         8%
Operating Expense              1,694       1,636         4
Operating Margin               1,501       1,319        14
Credit Costs                     688         595        16
Pretax Earnings                  763         674        13
Net Income                       554         470        18
Return on Assets                1.79%       1.65%


     Global Consumer net income increased 11% to $1.981 billion in 1995. Citibanking earned $0.6 billion, up from $0.4 billion in 1994, led by the United States and Europe. Cards earned $1.2 billion, up from $1.1 billion, reflecting growth in Asia Pacific and the United States. The Private Bank earned $0.2 billion, virtually flat with 1994.

     In the fourth quarter, net income was $554 million, up 18% from the same 1994 quarter. Net income in the second half of 1995 was $1.076 billion, up 19% from $905 million in the 1995 first half and up 14% from the 1994 second half.

     The 8% growth in adjusted revenue in both the year and the quarter from the year earlier was led by cards in the U.S. and Asia Pacific and by Citibanking in Latin America, Europe and the United States. Expense also increased by 8% in the year and by 4% in the fourth quarter from the year-earlier quarter. Investment spending continued, particularly in Asia Pacific and Latin America.

PAGE 4 - Citicorp 1995 results



     The overall consumer loss rate of 2.14% of managed loans in the 1995 fourth quarter increased from 2.02% in the previous quarter and 2.03% in the 1994 fourth quarter. The increase was due mainly to the expanded volume and higher loss rate of bankcard assets in the United States and economic difficulties in some Latin American countries. The U.S. managed bankcards loss rate of 3.77% compared with 3.70% in the 1995 third quarter and 3.49% in the 1994 fourth quarter; the 1995 fourth quarter loss rate included a 12 basis point benefit from the sale of certain bankrupt accounts. The loss rate in branch banking worldwide was 1.20%, compared with 1.14% in the 1995 third quarter and 1.25% in the 1994 fourth quarter.

     At 58 million, the number of cards worldwide (including affiliates) was 7% higher than in the 1994 fourth quarter, led by growth in the United States and the Asia Pacific region. Charge volume on Citicorp-issued cards in Asia Pacific was up 25% and on U.S. bankcards up 15%. Managed card receivables grew by 39% in Asia Pacific. Managed U.S. bankcard receivables increased $6.0 billion, or 16%, to $44.8 billion, and total accounts 2.7 million to 25.4 million from December 31, 1994. Total U.S. bankcard charge volume increased by $3.1 billion from the 1994 fourth quarter to $24.2 billion.

     In the United States, the number of customers who enrolled to use electronic banking services, primarily through personal computers, increased more than 200% after fees were eliminated June 1, and an estimated 20% of the approximately 125,000 customers were new to the bank. During the fourth quarter, banking by personal computer was launched in Florida, with the result that Citibank now offers free PC banking in all its U.S.
markets.

     Citibank continued to implement its model-branch expansion, designed to give a consistent look and customer experience worldwide. At year-end there were 439 model branches, comprising 36% of the more than 1,200 worldwide consumer branches. During the quarter India and Thailand were added to the international Citicard network, increasing to 31 the number of countries where the service is available.

     Assets under management in private banking rose 12% in 1995 to $87.5 billion from a year earlier.

PAGE 5 - Citicorp 1995 results


                           Commercial Banking Business
                           ---------------------------

SERVICE TO CORPORATE CUSTOMERS THROUGHOUT THE WORLD; NET INCOME UP 15%, RETURN ON ASSETS REACHED 1.18%


Full Year                       1995        1994    Change
                                ----        ----    ------

($ Millions)
Adjusted Revenue              $6,222      $5,513        13%
Operating Expense              3,929       3,510        12
Operating Margin               2,293       2,003        14
Credit Costs                      20        (116)       NM
Pretax Earnings                2,173       2,069         5
Net Income                     1,607       1,394        15
Return on Assets                1.18%       1.00%


Fourth Quarter                  1995        1994    Change
                               -----     -------   -------

($ in Millions)
Adjusted Revenue              $1,525      $1,580        (3)%
Operating Expense              1,000         966         4
Operating Margin                 525         614       (14)
Credit Costs                      (3)         10        NM
Pretax Earnings                  503         591       (15)
Net Income                       382         421        (9)
Return on Assets                1.15%       1.19%


     Commercial banking delivered solid performance in 1995, increasing revenues and expanding the global network while reducing assets.

     Net income of $1.6 billion increased $213 million from 1994 and represented a return on assets of 1.18%, up from 1.00%. Fourth quarter net income of $382 million was down $39 million from the same 1994 quarter, reflecting lower venture capital gains.

     Full-year revenue of $6.2 billion increased 13% from 1994, primarily because of improved worldwide trading results, as well as multinational client and transaction services revenue growth in the emerging markets. The increases were partially offset by the effects of repositioning in the developed markets business designed to improve future returns. Fourth quarter revenues of

PAGE 6 - Citicorp 1995 results


$1.5 billion declined $55 million from the same 1994 quarter, as stable core business results and improved trading-related revenue were more than offset by lower venture capital results attributable to a significant gain recognized in the 1994 fourth quarter.

     Trading-related revenue of $1.7 billion in 1995 increased $550 million from 1994, reflecting continued customer demand for risk-management products and improvement in market-making activities. In the fourth quarter, trading-related revenue of $413 million increased $126 million from the same 1994 quarter but declined $85 million from the 1995 third quarter.

     Expenses in the quarter were essentially unchanged from the third quarter and up 4% from the prior-year fourth quarter. Expenses in the year were up 12% (10% excluding the foreign currency translation effect), reflecting business expansion in the emerging markets and continued investments in processing efficiencies.

    Net credit costs were negligible in both the 1995 and 1994 fourth quarters. Credit costs in 1995 remained low at $20 million, compared with a net recovery of $116 million in 1994.

Developed economies
-------------------

     Banking business in the developed economies earned $666 million in 1995 and $168 million in the fourth quarter, compared with $581 million and $210 million a year earlier.

     Significant progress was made toward improving returns, with average assets of $82 billion in the quarter reduced by $4 billion from the 1995 third quarter and $14 billion from the 1994 fourth quarter. These declines are attributable to a lower level of trading assets and business repositioning actions undertaken during the year.

     Revenue in 1995 grew $372 million, to $3.6 billion, reflecting primarily improved trading results, partially offset by the effect of business repositioning. Fourth quarter revenue of $866 million declined from the year-ago quarter, primarily the result of a $180 million pretax venture capital gain recognized in the 1994 quarter.

     Fourth quarter expenses were essentially unchanged from the 1995 third quarter and 1994 fourth quarter, while in the year expense increased 10% (8% excluding the foreign exchange

PAGE 7 - Citicorp 1995 results


translation effect), mainly from investment in technological efficiencies and costs associated with increased business volume.

Emerging markets
----------------

     In the banking business with global, local and regional customers in the emerging markets, 1995 net income of $941 million was up by $128 million from 1994. Fourth quarter net income of $214 million increased $3 million from the prior year's quarter.

     Revenue growth of $337 million was led by increased business for multinational clients and in transaction services. Revenue in 1995 also reflected gains in trading-related activities, which were approximately equal to the benefit in 1994 from an unusually favorable rate environment in Brazil. In the fourth quarter, revenue increased $50 million to $659 million from the year-earlier quarter. Expense in the quarter was essentially unchanged from the 1995 third quarter and up $29 million from the 1994 fourth quarter. Expense growth from 1994 primarily reflected investment spending to grow the franchise.

         The commercial banking business is now present in 73 emerging markets. During the year Citibank absorbed costs related to 1994, 1995 and planned 1996 entries into seven countries and expansion of existing operations in six countries. Citibank typically incurs net costs for two years before such investments become profitable.

     The Cross-Border Finance Group was first in 1995 rankings in the volume of capital raised for emerging markets issuers outside their home countries.

                                      Other
                                      -----

         North America Commercial Real Estate reported net income of $8 million in the 1995 fourth quarter and a net loss of $9 million in the year, compared with losses of $65 million and $299 million in the 1994 fourth quarter and year, respectively. The improvement resulted from substantially lower credit costs.

     Total commercial cash-basis loans and Other Real Estate Owned (OREO) of $2.2 billion at December 31, 1995, including $1.3 billion related to North America Commercial Real Estate, were down $0.9 billion from $3.1 billion a year earlier and $0.5 billion from $2.6 billion in the third quarter.

PAGE 8 - Citicorp 1995 results


 The cross-border refinancing portfolio reported 1995 net income of $201 million, including $58 million in the fourth quarter, compared to $222 million in 1994 and $74 million in the fourth quarter.

     Corporate items had a net loss of $316 million in 1995 and $97 million in the fourth quarter, compared with earnings of $327 million in 1994 and $142 million in the 1994 fourth quarter. The key factor in the 1995 results, both for the year and the quarter, was a significantly lower level of tax benefits.

                                    Capital
                                    -------

         Citicorp generated $1.8 billion of funds in excess of dividends, capital building and needs for funding business expansion during the year. $1.5 billion of these funds were used to repurchase 23.1 million shares of common stock, including 10.8 million shares for $726 million in the fourth quarter. Total capital to risk-adjusted assets was estimated at 12.3% and Tier 1 capital at 8.4%, compared with last year's 12.0% and 7.8%, respectively.

     In November Citicorp completed the redemption of its Conversion Preferred Stock, Series 15 (commonly called PERCS). Under the redemptions, Citicorp issued approximately 27.5 million shares of common stock for PERCS, which had been issued in October 1992 to raise approximately $1.1 billion of Tier 1 capital.

                                   Employment
                                   ----------

     Total employment was 85,300 at year-end 1995, compared with 82,600 a year earlier. Employees outside the United States increased, especially in support of consumer activities in emerging markets, as did employment in U.S. cards.





--------------------------------------------------------------------------------

Tables detailing key financial data, an analysis of operating margin, pretax earnings, business results and credit indicators follow, along with financial statements. Further details concerning the financial results will be available in March in Citicorp's Form 10-K.

Page 9 - Citicorp Fourth Quarter 1995 results - 1/16/96

KEY RATIOS & OTHER CONSOLIDATED FINANCIAL DATA


                                 Fourth Quarter      Full Year
                                  1995    1994     1995    1994
                                 ------  ------   ------  ------
NET INCOME ($M):
 Before Cumulative Effect
  of Accounting Change......    $  905  $1,042  $ 3,464  $3,422
 After Cumulative Effect
  of Accounting Change(A)...       905   1,042    3,464   3,366


NET INCOME PER COMMON SHARE:

On Common & Common
 Equivalent Shares
 Before Cumulative Effect
  of Accounting Change......    $ 1.89  $ 2.20  $  7.21  $ 7.15
 After Cumulative Effect
  of Accounting Change(A)...      1.89    2.20     7.21    7.03

Assuming Full Dilution
 Before Cumulative Effect
  of Accounting Change......    $ 1.72  $ 1.95  $  6.48  $ 6.40
 After Cumulative Effect
  of Accounting Change(A)...      1.72    1.95     6.48    6.29

COMMON STOCKHOLDERS' EQUITY
 PER SHARE..................    $38.64  $34.38

CLOSING STOCK PRICE
 AT QUARTER END.............    $67.25  $41.38


PROFITABILITY RATIOS (Annualized):

Return on Total Assets:
 Before Accounting Change...      1.35%   1.55%    1.29%   1.31%
 After Accounting Change(A).      1.35    1.55     1.29    1.29

Return on Common
 Stockholders' Equity:
 Before Accounting Change...      20.5%   29.0%    20.8%   26.3%
 After Accounting Change(A).      20.5    29.0     20.8    25.8

Return on Total
 Stockholders' Equity:
 Before Accounting Change...      18.6%   24.0%    18.3%   21.8%
 After Accounting Change(A).      18.6    24.0     18.3    21.4

CAPITAL:
 Tier 1 ($B)................    $ 18.9  $ 16.9
 Tier 1 & 2 ($B)(B).........      27.7    26.1

 Tier 1 Ratio(B)............       8.4%    7.8%
 Tier 1 & 2 Ratio(B)........      12.3    12.0

 Common Equity as a
   % of Total Assets........       6.4%    5.4%
 Total Equity as a
   % of Total Assets........       7.6%    7.1%

DIVIDENDS DECLARED ($M):
   Common...................    $  127  $   59  $   492  $  176
   Preferred................        72      91      343     358


(A) The 1994 full year results include the cumulative effect of adopting SFAS No. 112, "Employers' Accounting for Postemployment Benefits," as of January 1, 1994.
(B) 1995 Estimated.

Page 10 - Citicorp Fourth Quarter 1995 results - 1/16/96


OPERATING MARGIN
($ Millions)



                             Fourth Quarter       Full Year
                              1995    1994      1995     1994
                             ------  ------    ------   ------

Total Revenue ...........   $4,789  $4,512    $18,678  $16,748

Effect of Credit Card
 Securitization..........      250     189        917      934
Net Cost to Carry(A).....        8      (1)        23       89
Capital Building
 Transactions............        -      60          -      (80)
                             -----   -----     ------   ------

Adjusted Revenue.........    5,047   4,760     19,618   17,691
                             -----   -----     ------   ------

Total Operating Expense..    2,818   2,723     11,102   10,256

Net OREO Benefit
 (Costs)(B)..............       59       5        105       (9)
                             -----   -----     ------   ------

Adjusted Operating
 Expense.................    2,877   2,728     11,207   10,247
                             -----   -----     ------   ------

Operating Margin.........    2,170   2,032      8,411    7,444

Consumer Credit
 Costs(C)................      688     595      2,473    2,338
Commercial Credit
 Costs(D)................      (14)     66         72      239
                             -----   -----     ------   ------
Operating Margin
 Less Credit Costs.......    1,496   1,371      5,866    4,867

Additional Provision(E)..       56      80        281      336

Capital Building
 Transactions............        -     (60)         -       80
                             -----   -----     ------   ------
Income Before Taxes and
 Cumulative Effect of
  Accounting Change......   $1,440  $1,231    $ 5,585  $ 4,611
                             =====   =====     ======   ======




(A) Principally the net cost to carry commercial cash-basis loans and Other Real Estate Owned ("OREO").
(B) Principally gains and losses on sales, direct revenue and expense related to commercial OREO and writedowns.
(C) Principally consumer net credit write-offs adjusted for the effect of credit card receivables securitization.
(D) Includes commercial net credit write-offs, net cost to carry, and net OREO costs.
(E) Represents consumer and commercial (excluding refinancing portfolio) provision for credit losses in excess of net write-offs of $75 million in the quarter and $300 million in the 1995 full year ($100 million and $400 million, respectively, in 1994). Fourth quarter and full year 1995 reflect a reserve release of $19 million related to the cross-border refinancing portfolio; releases of $20 million and $64 million are reflected in the respective 1994 periods.

Page 11 - Citicorp Fourth Quarter 1995 results - 1/16/96


BUSINESS FOCUS
Net Income (Loss)

($ Millions)

                             Fourth Quarter     Full Year
                              1995   1994(A)   1995   1994(A)
                             ------  ------   ------  ------

Global Consumer:
 Developed Markets......    $  346  $  285   $1,194  $ 1,095
 Emerging Markets.......       208     185      787      683
                             -----   -----    -----    -----

Total Global Consumer...       554     470    1,981    1,778
                             -----   -----    -----    -----

Global Finance:
 Developed Markets......       168     210      666      581
 Emerging Markets.......       214     211      941      813
                             -----   -----    -----    -----

Total Global Finance....       382     421    1,607    1,394
                             -----   -----    -----    -----


CORE BUSINESSES.........       936     891    3,588    3,172
                             -----   -----    -----    -----

North America Commercial
  Real Estate...........         8     (65)      (9)    (299)

Cross-Border Refinancing
  Portfolio.............        58      74      201      222

Corporate Items(B)......       (97)    142     (316)     327
                             -----   -----    -----    -----
                               905   1,042    3,464    3,422
Cumulative Effect of
  Accounting Change(C)..         -       -        -      (56)
                             -----   -----    -----    -----
Total Citicorp..........    $  905  $1,042   $3,464  $ 3,366
                             =====   =====    =====    =====



(A) Reclassified to conform to current quarter's presentation.
(B) See Corporate Items section for details.
(C) The 1994 full year results include the cumulative effect of adopting SFAS No. 112.

Page 12 - Citicorp Fourth Quarter 1995 results - 1/16/96

GLOBAL CONSUMER
($ Millions)           Fourth Quarter  %       Full Year      %
                        1995   1994(A)Chg    1995    1994(A) Chg
                       ------  ------ ---   ------   ------  ---

Total Revenue........ $2,943  $2,769    6  $11,343  $10,394    9

Total Operating
 Expense.............  1,689   1,646    3    6,700    6,240    7

Provision For
 Credit Losses ......    491     449    9    1,744    1,553   12
                       -----   -----        ------   ------
Income Before Taxes..    763     674   13    2,899    2,601   11
Income Taxes.........    209     204    2      918      823   12
                       -----   -----        ------   ------
Net Income........... $  554  $  470   18  $ 1,981  $ 1,778   11
                       =====   =====        ======   ======

Average Assets ($B).. $  123  $  113    9  $   120  $   106   13

Return on Assets.....   1.79%   1.65%   -     1.65%    1.68%   -

OTHER DATA:

Developed Markets:
Net Income........... $  346  $  285   21  $ 1,194  $ 1,095    9
Average Assets($B)...     88      81    9       86       77   12
Return on Assets.....   1.56%   1.40%   -     1.39%    1.42%   -

Emerging Markets:
Net Income........... $  208  $  185   12  $   787  $   683   15
Average Assets($B)...     35      32    9       34       29   17
Return on Assets.....   2.36%   2.29%   -     2.31%    2.36%   -

Adjusted for Credit-
 Related Items:

 Total Revenue:
   Developed Markets. $2,382  $2,237    6  $ 9,218  $ 8,724    6
   Emerging Markets..    813     718   13    3,054    2,607   17
                       -----   -----        ------   ------
 Total............... $3,195  $2,955    8  $12,272  $11,331    8
                       =====   =====        ======   ======

 Operating Expense:
   Developed Markets. $1,251  $1,235    1  $ 5,015  $ 4,735    6
   Emerging Markets..    443     401   10    1,685    1,457   16
                       -----   -----        ------   ------
 Total............... $1,694  $1,636    4  $ 6,700  $ 6,192    8
                       =====   =====        ======   ======

 Operating Margin:
   Developed Markets. $1,131  $1,002   13  $ 4,203  $ 3,989    5
   Emerging Markets..    370     317   17    1,369    1,150   19
                       -----   -----        ------   ------
 Total............... $1,501  $1,319   14  $ 5,572  $ 5,139    8
                       =====   =====        ======   ======

 Credit Costs (B):
   Developed Markets. $  582  $  550    6  $ 2,176  $ 2,169    -
   Emerging Markets..    106      45   NM      297      169   76
                       -----   -----        ------   ------
 Total............... $  688  $  595   16  $ 2,473  $ 2,338    6
                       =====   =====        ======   ======


(A)  Reclassified to conform to current quarter's presentation.
(B) Includes U.S. Bankcards net credit losses for both held and securitized receivables of $402 million and $1,476 million for the 1995 fourth quarter and full year, respectively, and $316 million and $1,342 million for the comparable periods of 1994.
NM   Not meaningful,as percentage exceeds 100%.

Page 13 - Citicorp Fourth Quarter 1995 results - 1/16/96

GLOBAL FINANCE
($ Millions)            Fourth Quarter   %     Full Year      %
                         1995   1994(A) Chg   1995   1994(A) Chg
                        ------  ------  ---  ------  ------  ---

Total Revenue......... $1,527  $1,584   (4) $6,240  $5,502   13

Total Operating
 Expense..............    992     952    4   3,903   3,433   14

Provision For
 Credit Losses .......     32      41  (22)    164       -   NM
                        -----   -----        -----   -----
Income Before Taxes...    503     591  (15)  2,173   2,069    5
Income Taxes..........    121     170  (29)    566     675  (16)
                        -----   -----        -----   -----
Net Income............ $  382  $  421   (9) $1,607  $1,394   15
                        =====   =====        =====   =====

Average Assets($B).... $  132  $  140   (6) $  136  $  139   (2)

Return on Assets......   1.15%   1.19%   -    1.18%   1.00%   -

OTHER DATA:

Developed Markets:
Net Income............ $  168  $  210  (20) $  666  $  581   15
Average Assets($B)....     82      96  (15)     90      96   (6)
Return on Assets......   0.81%   0.87%   -    0.74%   0.61%   -

Emerging Markets:
Net Income............ $  214  $  211    1  $  941  $  813   16
Average Assets($B)....     50      44   14      46      43    7
Return on Assets......   1.70%   1.90%   -    2.05%   1.89%   -

Adjusted for Credit-
 Related Items:

 Total Revenue:
   Developed Markets.. $  866  $  971  (11) $3,555  $3,183   12
   Emerging Markets...    659     609    8   2,667   2,330   14
                        -----   -----        -----   -----
 Total................ $1,525  $1,580   (3) $6,222  $5,513   13
                        =====   =====        =====   =====

 Operating Expense:
   Developed Markets.. $  653  $  648    1  $2,582  $2,344   10
   Emerging Markets...    347     318    9   1,347   1,166   16
                        -----   -----        -----   -----
 Total................ $1,000  $  966    4  $3,929  $3,510   12
                        =====   =====        =====   =====

 Operating Margin:
   Developed Markets.. $  213  $  323  (34) $  973  $  839   16
   Emerging Markets...    312     291    7   1,320   1,164   13
                        -----   -----        -----   -----
 Total................ $  525  $  614  (14) $2,293  $2,003   14
                        =====   =====        =====   =====

 Credit Costs:
   Developed Markets.. $   (3) $    5   NM  $  (13) $ (128)  90
   Emerging Markets...      -       5   NM      33      12   NM
                        -----   -----        -----   -----
 Total................ $   (3) $   10   NM  $   20  $ (116)  NM
                        =====   =====        =====   =====



(A)  Reclassified to conform to current quarter's presentation.
NM   Not meaningful,as percentage exceeds 100%.

Page 14 - Citicorp Fourth Quarter 1995 results - 1/16/96


NORTH AMERICA COMMERCIAL REAL ESTATE
($ Millions)

                       Fourth Quarter   %     Full Year      %
                        1995   1994(A) Chg   1995   1994(A) Chg
                       ------  ------  ---  ------  ------  ---

Total Revenue........ $   31  $   26   19  $  150  $   81    85

Total Operating
 Expense.............    (14)     33   NM      48     180   (73)

Provision For
 Credit Losses.......     27      88  (69)    102     394   (74)
                       -----   -----        -----   -----

Income (Loss)
 Before Taxes........     18     (95)  NM       -    (493)   NM

Income Taxes (Benefit).   10     (30)  NM       9    (194)   NM
                       -----   -----        -----   -----
Net Income (Loss).... $    8  $  (65)  NM  $   (9) $ (299)   97
                       =====   =====        =====   =====


OTHER DATA:
Average Assets ($B).. $    4  $    7  (43) $    5  $    8   (38)

Adjusted for Credit-
 Related Items:
  Total Revenue....   $   39  $   32   22  $  179  $  156    15
  Operating Expense..     32      34   (6)    127     142   (11)
  Credit Costs.......    (11)     56   NM      52     357   (85)


(A)  Reclassified to conform to current quarter's presentation.
NM   Not meaningful, as percentage exceeds 100%.

Page 15 - Citicorp Fourth Quarter 1995 results - 1/16/96


CROSS-BORDER REFINANCING PORTFOLIO
($ Millions)


                      Fourth Quarter    %      Full Year      %
                       1995   1994(A)  Chg   1995   1994(A)  Chg
                      ------  ------   ---   ------  ------  ---
Total Revenue........$   48  $   62   (23)  $  227  $  197   15

Total Operating
 Expense.............     5       4    25       18      16   13

Provision For
 Credit Losses.......   (19)    (20)    5      (19)    (66)  71
                      -----   -----          -----   -----
Income Before Taxes..    62      78   (21)     228     247   (8)
Income Taxes.........     4       4     -       27      25    8
                      -----   -----          -----   -----
Net Income ..........$   58  $   74   (22)  $  201  $  222   (9)
                      =====   =====          =====   =====


OTHER DATA:

Average Assets ($B)..$    3  $    4   (25)  $    3  $    3    -


CORPORATE ITEMS
($ Millions)

                      Fourth Quarter   %       Full Year     %
                       1995   1994(A) Chg    1995   1994(A) Chg
                      -----  ------   ---    -----  ------  ---
Total Revenue........$  240  $   71    NM   $  718  $  574   25

Total Operating
 Expense.............   146      88    66      433     387   12
                      -----   -----          -----   -----
Income(Loss)
 Before Taxes........    94     (17)   NM      285     187   52
Income Taxes(Benefit).  191    (159)   NM      601    (140)  NM
                      -----   -----          -----   -----

Net(Loss)Income(B)...$  (97) $  142    NM   $ (316) $  327   NM
                      =====   =====          =====   =====


(A)  Reclassified to conform to current quarter's presentation.
(B) Corporate Items includes net after-tax losses from capital building transactions of $39 million ($60 million before taxes) in the 1994 fourth quarter as well as net after-tax gains of $49 million ($80 million before taxes) in the 1994 full year. Additionally, Corporate Items includes the offset created by attributing income taxes to business activities on a local tax basis. Fourth quarter and full year 1995 includes $10 million and $40 million respectively, in deferred tax benefits compared to $285 million and $629 million in the respective 1994 periods.
NM   Not meaningful, as percentage exceeds 100%.

Page 16 - Citicorp Fourth Quarter 1995 results - 1/16/96

ASSET QUALITY
COMMERCIAL CASH-BASIS LOANS AND OREO

($ Millions)                4Q       3Q      2Q      1Q      4Q
                           1995     1995    1995    1995    1994
                          ------   ------  ------  ------  ------
Comm'l Cash-Basis Loans:

 Collateral-Dependent(A).$   779  $  899  $1,040  $1,329  $1,347

 Other...................    733     751     582     654     666
                          ------   -----   -----   -----   -----
 Comm'l Cash-Basis Loans
  (excluding Refinancing). 1,512   1,650   1,622   1,983   2,013

 Cross-Border
  Refinancing.............    22      24      30      58     104
                          ------   -----   -----   -----   -----
Total Commercial
 Cash-Basis Loans......... 1,534   1,674   1,652   2,041   2,117

Commercial OREO...........   625     960   1,054   1,014     958
                          ------   -----   -----   -----   -----
Total Commercial
 Cash-Basis Loans & OREO.$ 2,159  $2,634  $2,706  $3,055  $3,075
                          ======   =====   =====   =====   =====

Comm'l Cash-Basis Loans
 (excluding Refinancing):
 N.A. Commercial
  Real Estate............$   862  $1,010  $1,177  $1,467  $1,543
 Global Finance..........    650     640     445     516     470
                          ------   -----   -----   -----   -----
Total Commercial
 Cash-Basis Loans
(excluding Refinancing)..$ 1,512  $1,650  $1,622  $1,983  $2,013
                          ======   =====   =====   =====   =====

ALLOWANCE FOR CREDIT LOSSES

Global Consumer......... $ 1,944  $1,931  $1,923  $1,897  $1,834
Commercial..............   3,424   3,410   3,385   3,373   3,321
                          ------   -----   -----   -----   -----
Total................... $ 5,368  $5,341  $5,308  $5,270  $5,155
                          ======   =====   =====   =====   =====

Reserve for Global Consumer
 Sold Portfolios........ $   486  $  473  $  467  $  450  $  422

ALLOWANCE AS A PERCENTAGE
 OF TOTAL LOANS

Global Consumer.........    1.84%   1.88%   1.91%   1.93%   1.90%
Commercial..............    5.71    5.89    5.90    5.79    5.95

Total...................    3.24%   3.32%   3.36%   3.37%   3.38%

ADDITIONAL DATA

Commercial Allowance
 as a % of Total Commercial
 Cash-Basis Loans.......     223%    204%    205%    165%    157%

Commercial Renegotiated
 Loans.................. $   421  $  395  $  385  $  338  $  718

Consumer Cash-Basis:
 Loans.................. $ 2,660  $2,665  $2,697  $2,693  $2,604
 Assets Pending
  Disposition(A)........ $   205  $  195  $  195  $  209  $  195
Consumer OREO .......... $   529  $  561  $  545  $  601  $  569



(A)  Carried at lower of cost or collateral value.

Page 17 - Citicorp Fourth Quarter 1995 results - 1/16/96

DETAILS OF CREDIT LOSS EXPERIENCE

($ Millions)

                            4Q      3Q      2Q      1Q      4Q
                           1995    1995    1995    1995    1994
                          ------  ------  ------  ------  ------
NET WRITE-OFFS
 (RECOVERIES):

Global Consumer ......   $  441  $  415  $  379  $  309  $  399

North America
 Commercial
  Real Estate.........       27      37      22      16      51

Global Finance........        7      49      17      (9)     28
                          -----   -----   -----   -----   -----
Total Commercial
 (excluding
  Refinancing)........       34      86      39       7      79
                          -----   -----   -----   -----   -----
Cross-Border
 Refinancing..........       (8)      -      13     (23)    (20)
                          -----   -----   -----   -----   -----

Total.................   $  467  $  501  $  431  $  293  $  458
                          =====   =====   =====   =====   =====


                            4Q      3Q      2Q      1Q      4Q
                           1995    1995    1995    1995    1994
                          -----   -----   -----   -----   -----
PROVISION FOR
 CREDIT LOSSES:

Global Consumer.......   $  491  $  465  $  429  $  359  $  449

North America
 Commercial
  Real Estate.........       27      37      22      16      88

Global Finance........       32      74      42      16      41
                          -----   -----   -----   -----   -----
Total Commercial
 (excluding
  Refinancing)........       59     111      64      32     129
                          -----   -----   -----   -----   -----
Cross-Border
 Refinancing..........      (19)      -       -       -     (20)
                          -----   -----   -----   -----   -----

Total.................   $  531  $  576  $  493  $  391  $  558
                          =====   =====   =====   =====   =====


COMMERCIAL NET OREO
 WRITEDOWNS(NET GAINS
  ON SALES):

North America
 Commercial
  Real Estate.........   $  (38) $   (6) $    9  $   10  $    7
Global Finance........       (8)     (8)    (10)     (1)    (14)
                          -----   -----   -----   -----   -----
Total.................   $  (46) $  (14) $   (1) $    9  $   (7)
                          =====   =====   =====   =====   =====

Page 18 - Citicorp Fourth Quarter 1995 results - 1/16/96

CONSOLIDATED STATEMENT OF INCOME                 CITICORP and Subsidiaries
(In Millions of Dollars,
 Except Per Share Amounts)

                                 Fourth Quarter   %     Full Year       %
                                  1995    1994  Chg    1995    1994    Chg
                                 ------  ------ ---   ------  ------   ---

Interest Revenue....             $5,858  $5,402    8  $22,963 $23,813   (4)
Interest Expense....              3,298   3,080    7   13,012  14,902  (13)
                                  -----   -----        ------  ------
 Net Interest Revenue             2,560   2,322   10    9,951   8,911   12
                                  -----   -----        ------  ------
Fees & Commissions...             1,372   1,377    -    5,165   5,155    -
Trading Account......               196      29   NM      559     158   NM
Foreign Exchange.....               175     185   (5)   1,053     573   84
Securities Trans.....                67      22   NM      132     200  (34)
Other Revenue........               419     577  (27)   1,818   1,751    4
                                  -----   -----        ------  ------
 Total Fees, Commissions
  and Other Revenue...            2,229   2,190    2    8,727   7,837   11
                                  -----   -----        ------  ------
TOTAL REVENUE.........            4,789   4,512    6   18,678  16,748   12
                                  -----   -----        ------  ------
PROVISION FOR
 CREDIT LOSSES........              531     558   (5)   1,991   1,881    6
                                  -----   -----        ------  ------
Operating Expense:
 Salaries.............            1,124   1,051    7    4,445   4,029   10
 Staff Benefits.......              302     284    6    1,281   1,136   13
 Net Premises &
  Equipment Expense...              438     427    3    1,698   1,583    7
 Other Expense........              954     961   (1)   3,678   3,508    5
                                  -----   -----        ------  ------
TOTAL OPERATING
 EXPENSE..............            2,818   2,723    3   11,102  10,256    8
                                  -----   -----        ------  ------
INCOME BEFORE TAXES
 AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE.            1,440   1,231   17    5,585   4,611   21
 Income Taxes.........              535     189   NM    2,121   1,189   78
                                  -----   -----        ------  ------
INCOME BEF. CUMULATIVE
 EFFECT OF ACCTG CHANGE             905   1,042  (13)   3,464   3,422    1

Cumulative Effect of
 Accounting Change(A).                -       -    -        -     (56)  NM
                                  -----   -----        ------  ------
NET INCOME...........            $  905  $1,042  (13) $ 3,464 $ 3,366    3
                                  =====   =====        ======  ======
INCOME APPLICABLE
 TO COMMON STOCK.....            $  836  $  950  (12) $ 3,126 $ 3,010    4
                                  =====   =====        ======  ======

EARNINGS PER SHARE:

On Common & Common Equiv. Shs
Income Before Cumulative
 Eff. of Acctg Chg....        $ 1.89  $ 2.20         $  7.21 $  7.15
Income After Cumulative
 Eff. of Acctg Chg....        $ 1.89  $ 2.20         $  7.21 $  7.03

Assuming Full Dilution
Income Before Cumulative
 Eff. of Acctg Chg....        $ 1.72  $ 1.95         $  6.48 $  6.40
Income After Cumulative
 Eff. of Acctg Chg....        $ 1.72  $ 1.95         $  6.48 $  6.29



(A) The 1994 full year results include the cumulative effect of adopting SFAS No. 112.
NM   Not meaningful, as percentage exceeds 100%.

Page 19 - Citicorp Fourth Quarter 1995 results - 1/16/96

CONSOLIDATED BALANCE SHEET              CITICORP and Subsidiaries
(In Millions of Dollars)

                                      Dec. 31       Dec. 31    %
                                        1995          1994    Chg
                                      -------       -------   ---
ASSETS
Cash and Due from Banks.........     $  5,723      $  6,470  (12)
Deposits at Interest with Banks.        9,028         6,862   32
Securities(A):
 Held to Maturity...............            -         5,092    -
 Available for Sale.............       18,213        13,602   34
 Venture Capital................        1,854         2,009   (8)
Trading Account Assets..........       32,093        38,875  (17)
Federal Funds Sold &
 Securities Purchased
 Under Resale Agreements........        8,113         6,995   16
Loans, Net of Unearned Income
 Consumer.......................      105,643        96,600    9
 Commercial.....................       59,999        55,820    7
                                      -------       -------
    Total Loans, Net............      165,642       152,420    9
Allowance for Credit Losses.....       (5,368)       (5,155)  (4)
Customers' Acceptance Liability.        1,542         1,420    9
Premises & Equipment, Net.......        4,339         4,062    7
Interest & Fees Receivable......        2,914         2,654   10
Other Assets....................       12,760        15,183  (16)
                                      -------       -------
Total...........................     $256,853      $250,489    3
                                      =======       =======

LIABILITIES
Non-Int. Deposits (in the U.S.).     $ 13,388      $ 13,648   (2)
Int. Deposits (in the U.S.).....       36,700        35,699    3
Non-Int. Deposits (Outside the
 U.S.)..........................        8,164         7,212   13
Int. Deposits(Outside the U.S.).      108,879        99,167   10
                                      -------       -------
    Total Deposits..............      167,131       155,726    7

Trading Account Liabilities.....       18,274        22,382  (18)
Purchased Funds &
 Other Borrowings...............       16,334        20,907  (22)
Acceptances Outstanding.........        1,559         1,440    8
Accrued Taxes & Other Expenses..        5,719         5,493    4
Other Liabilities...............        9,767         8,878   10
Long-Term Debt..................       17,151        16,497    4
Subordinated Capital Notes......        1,337         1,397   (4)

STOCKHOLDERS' EQUITY
Preferred Stock
 (Without Par Value)............        3,071         4,187  (27)
Common Stock (Par value $1.00)..          461           421   10
Surplus.........................        5,702         4,194   36
Retained Earnings ..............       12,190         9,561   27
Net Unrealized Gains -
 Securities Available for Sale(A)         132           278  (53)
Foreign Currency Translation....         (437)         (471)   7
Common Stock in Treasury,
 at Cost(B).....................       (1,538)         (401)  NM
                                      -------       -------
    Total Stockholders' Equity..       19,581        17,769   10
                                      -------       -------
Total...........................     $256,853      $250,489    3
                                      =======       =======




(A) Reflects the transfer of $4.7 billion of securities from the Held-to-Maturity portfolio to the Available-for-Sale portfolio at fair value ($4.3 billion) as of November 30, 1995, as permitted under guidelines issued by the FASB. As a result, total equity decreased $260 million (net of tax).
(B) Amount at December 31, 1995 primarily reflects the repurchase of 23.1 million shares during 1995 at a cost of $1.5 billion.
NM   Not meaningful, as percentage exceeds 100%.

Page 20 - Citicorp Fourth Quarter 1995 results - 1/16/96


ADDITIONAL FINANCIAL DATA


                           4Q       3Q      2Q      1Q      4Q
                          1995     1995    1995    1995    1994
                         ------   ------  ------  ------  ------
NET INTEREST
 REVENUE(A)
($ Millions)

Net Interest
 Revenue.............   $ 2,569  $ 2,606 $ 2,476 $ 2,333 $ 2,328

Effect of Credit Card
 Securitizations.....       537      508     497     468     470
                         ------   ------  ------  ------  ------

Total Adjusted Net
 Interest Revenue....   $ 3,106  $ 3,114 $ 2,973 $ 2,801 $ 2,798
                         ======   ======  ======  ======  ======

Net Interest Margin..      4.51%    4.67%   4.42%   4.23%   4.21%

Net Interest Margin
 (Adjusted)..........      4.91%    5.04%   4.80%   4.61%   4.61%


CONSOLIDATED AVERAGE
 BALANCES

                           4Q       3Q      2Q      1Q      4Q
                          1995     1995    1995    1995    1994
                         ------   ------  ------  ------  ------

Loans($B):
 Consumer............   $   103  $   101 $    99 $    96 $    93
 Commercial..........        58       56      57      56      56
                         ------   ------  ------  ------  ------
Total Average
 Loans($B)...........   $   161  $   157 $   156 $   152 $   149
                         ======   ======  ======  ======  ======


Average Credit Card
 Securitizations($B).   $    25  $    24 $    23 $    22 $    22

Total Average
 Assets($B)..........   $   266  $   266 $   273 $   269 $   267

Avg. Interest
 Earning
 Assets($B)..........   $   226  $   221 $   225 $   224 $   219


Common
 Stockholders'
 Equity ($M).........   $16,166  $15,716 $14,568 $13,653 $13,003

Preferred
 Equity ($M).........     3,169    3,717   4,326   4,262   4,187
                         ------   ------  ------  ------  ------
Total Average
 Stockholders'
 Equity ($M).........   $19,335  $19,433 $18,894 $17,915 $17,190
                         ======   ======  ======  ======  ======


(A)  Taxable Equivalent Basis.

Page 21 - Citicorp Fourth Quarter 1995 results - 1/16/96


EARNINGS PER SHARE DATA

(Before Cumulative Effect
 of Accounting Change in 1994)


                           Fourth Quarter         Full Year
                           1995      1994      1995       1994
                         -------   -------   -------    -------
On Common and Common
 Equivalent Shares(A):

 Earnings($ Millions).. $    840  $    973  $  3,188   $  3,159

 Shares(Thousands)(B)..  444,861   443,095   442,061    441,695

 Earnings Per Share(D). $   1.89  $   2.20  $   7.21   $   7.15



Assuming Full Dilution(C):

 Earnings($ Millions).. $    868  $  1,007  $  3,315   $  3,295

 Shares(Thousands)(B)..  505,700   517,829   511,453    515,052

 Earnings Per Share(D). $   1.72  $   1.95  $   6.48   $   6.40



COMMON SHARES OUTSTANDING
(In Thousands)

 End Of Period.........                      427,289    395,081



(A) For earnings per share on common and common equivalent shares, dividends on Conversion Preferred Stock, Series 15 are added back to income applicable to common stock, and the number of shares issuable on conversion are added to weighted-average shares outstanding. Also added to shares outstanding are other common equivalent shares and book value shares issuable under certain benefit plans.
(B) Total shares in the fourth quarter and full year of 1995 reflect average share repurchases of 17.5 million and 5.8 million, respectively.
(C) For earnings per share assuming full dilution, the dividends on Conversion Preferred Stock, Series 15 are added back to income applicable to common stock, and the number of shares issuable on conversion are added to weighted-average shares outstanding. Additionally, dividends on Convertible Preferred Stock, Series 12 and 13 are added back to income applicable to common stock, and the shares issuable on conversion are added to shares outstanding. The number of common equivalent and book value shares are calculated on a fully diluted basis as well.
(D) Full year 1995 calculations reflect the actual number of common shares issued in connection with the redemptions of Conversion Preferred Stock, Series 15. Previously reported interim periods included greater numbers of common shares for unredeemed Series 15 shares computed under applicable accounting guidelines based on market prices in those periods. As a result, full year 1995 earnings per share amounts exceed the amounts that would be derived from adding interim periods.

Page 22 - Citicorp Fourth Quarter 1995 results - 1/16/96


OTHER REVENUE
($ Millions)

                               Fourth Quarter       Full Year
                               1995    1994(A)    1995    1994(A)
                              ------   ------    ------   ------

Securitized Credit
 Card Receivables..........  $   254  $   260   $   988  $   955

Venture Capital Gains......       28      213       390      365

Affiliate Earnings.........       51       46       208      208

U.S. Mortgage Pass-Through
 Securitization Activity...        6        1        17      (59)

Foreign Currency Translation
 (Losses).................        (4)      (6)       (2)      (8)

Capital Building
 Transactions..............        -      (60)        -        9

Net Asset Gains and
 Other Items...............       84      123       217      281
                              ------   ------    ------   ------

Total.....................   $   419  $   577   $ 1,818  $ 1,751
                              ======   ======    ======   ======


TRADING-RELATED REVENUE
($ Millions)
                               Fourth Quarter       Full Year
                               1995     1994      1995     1994
                              ------   ------    ------   ------
By Income Statement Line:

 Trading and
  Foreign Exchange.........  $   371  $   214   $ 1,612  $   731
 Other (Primarily Net
  Interest Revenue)........      112      117       377      638
                              ------   ------    ------   ------
 Total.....................  $   483  $   331   $ 1,989  $ 1,369
                              ======   ======    ======   ======


By Trading Activity:

 Foreign Exchange..........  $   262  $   194   $ 1,124  $   689
 Derivative................      116       59       472      395
 Fixed Income..............       10       13        65       (8)
 Other.....................       95       65       328      293
                              ------   ------    ------   ------
 Total.....................  $   483  $   331   $ 1,989  $ 1,369
                              ======   ======    ======   ======


By Business Sector:

 Developed Markets........   $   263  $   178   $ 1,079  $   648
 Emerging Markets.........       150      109       658      539
                              ------   ------    ------   ------
 Total Global Finance......      413      287     1,737    1,187
 Global Consumer and Other.       70       44       252      182
                              ------   ------    ------   ------
Total......................  $   483  $   331   $ 1,989  $ 1,369
                              ======   ======    ======   ======



(A)  Reclassified to conform to current quarter's presentation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report and amendment to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CITICORP
                                    (Registrant)


                                      By:/s/ Thomas E. Jones
                                         -----------------------------
                                         Thomas E. Jones
                                         Executive Vice President
                                         A Principal Financial Officer




Dated:  January 19, 1996